EXHIBIT 5.1

July 24, 2002

Applied Imaging Corp.
2380 Walsh Avenue, Building B
Santa Clara, California 95051

Re:    Registration Statement on Form S-3

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3 filed with the Securities and Exchange Commission on March 27, 2002 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of shares (the “Shares”) of Common Stock of Applied Imaging Corp., a Delaware corporation (the “Company”). The Shares are to be sold by the selling stockholders as described in the Registration Statement for the sale to the public. As legal counsel for the Company, we have examined the proceedings taken by the Company in connection with such sale and issuance of the Shares.

It is our opinion that the Shares are legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part hereof, and any amendment thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI, PC

By:	/s/ DAVID J. SAUL
David J. Saul